Exhibit 10.4
Effective as of January 1, 2021
Gannett Co., Inc.
2021 Annual Bonus Plan

I. Plan Goals

The purpose of the Gannett Co., Inc. 2021 Annual Bonus Plan (the “Plan”) is to motivate certain executives, people managers and high-level individual contributors to achieve key financial and strategic business objectives of Gannett Co., Inc. (“Gannett” or the “Company”) and its affiliates.

II. Plan Participants, Administration and Effective Date

A participant in the Plan (a “Participant”) must meet all the following eligibility factors:
•Active, regular employment status (contractors, interns, temporary and contingent workers are not eligible);
•Hired or newly placed into an eligible role on or before September 30, 2021;
•Not actively participating in another incentive plan (i.e., sales and marketing incentive plans, GPS Quarterly plan, etc.); and
•Direct reporting relationship to the Chief Executive Officer (“CEO”) or Chief People Officer or their designee that reports directly to an Executive Team member.
The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), or its designees, are responsible for administering the Plan, including approving Company financial goals and individual performance targets and determining whether a cash bonus will be paid pursuant to the Plan. The Compensation Committee or its designees may, in their sole discretion, and without prior notice, modify, amend, change, alter or terminate the Plan or determine whether a bonus will be paid. No cash bonus will be paid unless the Compensation Committee or its designees determine: (a) that the terms of the Plan have been satisfied; and (b) that payment to the Participant in the stated amount is appropriate under the Plan.
The Compensation Committee and its designees have sole discretionary authority to interpret the Plan and decide all issues relating to the Plan. In the event of a claim or dispute relating to the Plan, the Compensation Committee has sole discretionary authority to decide the claim or dispute, and its decision is final and binding on all parties.

The Plan shall be effective for the Company’s fiscal year beginning January 1, 2021 and ending December 31, 2021 (the “Bonus Period”).

III. Components of the Plan; Bonus Goals and Targets
A.Bonus Goals and Targets; Determining Awards
Each Participant in the Plan will be eligible for a cash bonus for the Bonus Period based on the attainment of Company financial goals and individual performance targets for the Bonus Period. The Compensation Committee or its designees shall approve the Company financial goals and Participants’ individual performance targets, including the number and weighting of goals.

Exhibit 10.4
For the Bonus Period, the Company financial goals for CEO direct reports are expected to include the Company’s Adjusted EBITDA performance and certain key growth drivers (including the performance of the Company’s digital marketing solutions segment and events business, and digital subscription results) during the Bonus Period. Individual performance targets are expected to be based on the performance goal setting process established between the CEO and the direct report.
In exercising its authority to pay cash bonuses to eligible Participants for the Bonus Period, the Compensation Committee and its designees shall consider the Company’s financial goals and Participants’ individual performance targets under the bonus structure set forth below.
Participant’s target bonus amounts are typically determined by the job level or based on the formal job title of the employee.
All objectives under the Plan are independent of each other and structured such that a Participant may be paid a cash bonus for achievement relative to one or more objectives, even if threshold performance is not attained for another objective.

B.Bonus Structure
The bonus structure for all CEO direct reports (or those designated as such) is as follows:
▪75% - Company financial goals
▪25% - Individual performance targets

The bonus structure for People Managers (or those designated as such) is as follows:
▪60% - Company financial goals
▪40% - Individual performance targets

The bonus structure for Individual Contributors (or those designated as such) is as follows:
▪50% - Company financial goals
▪50% - Individual performance targets

C.Achievement of Plan Goals and Targets

At the end of the Bonus Period, the Compensation Committee or its designees shall determine the extent to which the applicable Company financial goals and individual performance targets have been satisfied and the corresponding payout factors.
The Compensation Committee or its designees may adjust the result of any Company financial goal and/or individual performance target to take into account events it deems relevant, and may then adjust, either upwards or downwards, in their sole discretion, each Participant’s final payout factor and cash bonus amount. Individual cash bonus amounts may be greater than or less than the Participant’s target bonus amount based on actual achievements against Company financial goals and individual performance targets, provided that the cash bonus payment for the Company financial goals portion cannot exceed 200% of a Participant’s target bonus amount for the Bonus Period, as adjusted to reflect the applicable bonus structure, and cash bonus payment for the Participant’s individual performance targets portion cannot exceed 150% of a Participant’s target bonus amount for

Exhibit 10.4
the Bonus Period, as adjusted to reflect the applicable bonus structure. For example, for a CEO direct report (or Participant designated as such) with a target bonus amount of $100,000, the maximum amount of his or her cash bonus attributable to Company financial goals cannot exceed $150,000 ($100,000 x 200% x 75%) and the maximum amount of his or her cash bonus attributable to his or her individual performance targets cannot exceed $37,500 ($100,000 x 150% x 25%).

IV. Mid-Year Events and Proration

Prorated Cash Bonuses. The payout of a cash bonus will be based on the number of days the Participant is actively and continuously employed in a bonus-eligible position during the Bonus Period. Unless the Compensation Committee or its designees determine otherwise, cash bonuses will be calculated as detailed below.
•New Hires and Rehires – Newly hired or rehired Participants will participate in the Plan on a prorated basis as long as they are an active Participant as of September 30 of the Bonus Period. Participants (either new hires or rehires) entering the Plan after the start of the Bonus Period will have their cash bonus, if any, prorated based on the number of days of active participation in the Plan during the Bonus Period. In the case of rehires, there is no credit for prior service and the rehire date must occur on or prior to September 30 of the Bonus Period in order for the Participant to be eligible under the Plan for the Bonus Period.
•Leaves of Absence – Cash bonuses are not prorated for approved leaves of absence (i.e., Participants are treated as having worked the period of approved leave of absence).
•Promotions and Demotions – If a promotion or demotion results in a movement from one bonus-eligible position to another bonus-eligible position (with either a higher or lower target bonus amount) the cash bonus target as of the last day of the Bonus Period will be the target used to determine the cash bonus. If a Participant moves to another incentive or bonus plan, a daily pro-rated cash bonus will be calculated based on tenure in the eligible position. If a Participant becomes newly eligible to participate in the Plan during the Bonus Period, the Participant’s cash bonus under the Plan will be prorated for the portion of the Bonus Period the Participant was so eligible.
•Termination
◦If a Participant voluntarily terminates employment prior to the date the cash bonuses for the Bonus Period are paid and the Participant is not retirement-eligible (i.e., the Participant has not as of the Participant’s termination date either attained age 65 or attained at least age 55 with 5 or more years of service), the Participant will not be entitled to any cash bonus for the Bonus Period.
◦If a Participant voluntarily terminates his or her employment and such termination is under circumstances that would not give rise to a termination for Cause (as defined below), and the Participant has attained 65 years old or is at least 55 years of age with 5 years or more of service, the Participant will be eligible to receive a pro rata cash bonus, if any, subject to the attainment of the

Exhibit 10.4
performance thresholds and based on actual performance. Pro-ration shall be based on the ratio of the number of days of participation during the Bonus Period to the total number of days in the Bonus Period. Such amount, if any, shall be paid at the same time that cash bonuses are paid to other Participants.

◦If a Participant’s employment is terminated by the Company on or after Oct 1 of the Bonus Period without Cause prior to the date the cash bonuses for the Bonus Period are paid, then the Company shall pay to the Participant a pro rata portion of the Participant's cash bonus, if any, subject to the attainment of the Company financial goals and individual performance targets and based on actual performance. Pro-ration shall be based on the ratio of the number of days of participation during the Bonus Period to the total number of days of the Bonus Period. Such amount, if any, shall be paid at the same time that bonuses are paid to other Participants, subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

V. Forfeiture or Clawback.

Notwithstanding any provision to the contrary, if prior to the payment of a cash bonus to a Participant, the Compensation Committee or its designees resolve that the Participant was or should have been terminated for Cause, no cash bonus shall be paid to the Participant. In addition, the Company may assert any other remedies that may be available to the Company under applicable law.

VI. Change in Control

For CEO direct reports: In the event the Company experiences a “Change in Control” (as defined below), the cash bonus payable to a Participant under the Plan (subject to the Participant’s satisfaction of the applicable service requirements) shall be the greater of: (i) the cash bonus that would be paid under the Plan based on actual performance; and (ii) the Participant’s target bonus amount.

For all others: in the event the Company experiences a “Change in Control” , the Company shall pay to a Participant who is employed by the Company as of the date of the Change in Control a cash bonus that is the greater of: (i) the cash bonus that would be paid under the Plan based on actual performance through the date of the Change in Control (with the Company financial goals prorated to reflect the partial year from the first day of the Bonus Period to the date of the Change in Control), and (ii) the Participant’s target bonus amount; in each case such cash bonus will be prorated based on the ratio of the number of days of the Participant’s participation in the Plan during the Bonus Period prior to the date of the Change in Control to the total number of days in the Bonus Period.

Notwithstanding any provision to the contrary, in the event a Participant would be entitled to severance under the Gannett Co., Inc. 2015 Change in Control Severance Plan, as amended and restated effective as of December 23, 2020 (the “CIC Plan”), no cash bonus shall be payable under this Plan for the Bonus Period in which the termination of employment occurs (or, if the Participant is entitled to payment pursuant to 6(d) of the CIC Plan, then no cash bonus shall be payable hereunder for the Bonus Period in which the Change in Control occurs); rather, the Participant shall receive the severance benefits provided under the terms of the CIC Plan. A

Exhibit 10.4
Participant who is entitled to a severance benefit under the CIC Plan in connection with a termination that occurs after the Bonus Period but prior to the payment of the cash bonus for the Bonus Period, shall be entitled to the cash bonus for the Bonus Period, without proration.

Notwithstanding any provision in the Plan to the contrary, this provision and the Plan may not be amended on or after the date of a Change in Control with respect to the Bonus Period.

VII. Payment

Cash bonuses awarded pursuant to the Plan shall be paid to Participants after review and approval by the Compensation Committee or its designees. Subject to Section XI, payments shall be made after the Bonus Period and on or before March 15 of the year immediately following the end of the Bonus Period, provided (subject to Sections IV and VI) the Participant is employed with the Company on the actual date of payment. The cash bonus will be in a single lump sum cash payment, subject to all required federal, state and local tax of withholdings. Participants have no right to a cash bonus under the Plan until paid.

VIII. Transferability

A Participant shall not have any right to transfer, sell, alienate, assign, pledge, mortgage, hypothecate, collateralize or otherwise encumber any of the payments provided by this Plan.

IX. No Employment Rights
This Plan is not intended to be a contract of employment. Unless specified otherwise in a written agreement between the Participant the Company, both the Participant and the Company have the right to end their employment or service relationship with or without cause or notice. The payment of a cash bonus under the Plan shall not obligate the Company to pay any Participant any particular amount of remuneration, to continue the employment or services of the Participants after the payment, or to make further payments to the Participant at any time thereafter.
X. Compliance with Section 409A
It is the intent of the Company that any payment made under the Plan be exempt from Section 409A to the maximum extent permitted under Section 409A. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. No action will be taken to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A.
In the event a Participant qualifies as a “specified employee” for purposes of Section 409A(a)(2)(B)(i) at the time of separation from service, payments to be made in connection with such “separation from service” (as determined for purposes of Section 409A) that constitute nonqualified deferred compensation subject to Section 409A shall not be made until the earlier of (i) death or (ii) six (6) months and one day after separation from service to the extent required by Section 409A.

Exhibit 10.4
The Company shall, to the extent required, consult with the Participant in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to the Participant with respect to any tax consequences related to the Plan.
XI. Unfunded Liability
Benefits under the Plan shall be paid from the general funds of the Company, and Participants shall have no special or priority right to any assets of the Company. Nothing in the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award. No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her. It is not intended that a Participant’s interest in the Plan will constitute a security or equity interest within the meaning of any state or federal securities laws.

Definitions

“Cause” has the meaning given such term by the Gannett Co., Inc. Key Employee Severance Plan, as amended and restated as of December 23. 2020.

“Change in Control” has the meaning given such term by the CIC Plan.